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                                    NOVASTAR

                              Collateral Statistics












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                                   ----------

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
          NovaStar 2002-1
          ---------------
% of loans with FICO Score < 620*                                                             43.72%
% of loans with mortgage insurance (all loans have a LTV ratio > 60%)                         88.78%
% of loans with a LTV ratio > 60% that are uninsured                                           6.11%
% of loans with a LTV ratio (less than or equal to) 60%, and therefore are uninsured           5.11%



          NovaStar 2001-2
          ---------------
% of loans with FICO Score < 620*                                                             60.46%
% of loans with mortgage insurance (all loans have a LTV ratio > 60%)                         95.63%
% of loans with a LTV ratio > 60% that are uninsured                                           0.10%
% of loans with a LTV ratio (less than or equal to) 60%, and therefore are uninsured           4.27%


          NovaStar 2001-1
          ---------------
% of loans with FICO Score < 620*                                                             59.67%
% of loans with mortgage insurance (all loans have a LTV ratio > 55%)                         97.69%
% of loans with a LTV ratio > 55% that are uninsured                                           0.04%
% of loans with a LTV ratio (less than or equal to) 55%, and therefore are uninsured           2.27%


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* Excludes loans that do not have a FICO score.